Exhibit 10.3

Execution Copy

February 3, 2016

Michael W. Ferro, Jr.

c/o Merrick Ventures, LLC

350 North Orleans Street

10th Floor

Chicago, IL 60654

Re:                             Confidentiality and Recusal Agreement

Dear Mr. Ferro:

We are pleased to welcome you as a member and the non-executive Chairman of the Board of Directors (the “Board”) of Tribune Publishing Company (the “Company” and, together with its subsidiaries and affiliates as may now or hereafter exist, the “Tribune Entities”).

In connection with your appointment to the Board, this letter agreement confirms our mutual understanding regarding certain policies and procedures applicable to directors of the Company, as well as the treatment of certain competitively sensitive information.  As used herein, the term “Merrick-Related Entities” refers to Merrick Media, LLC, Merrick Ventures, LLC, Merrick Venture Management, LLC, Wrapports, LLC, Wrapports Ventures, Inc., and any other entity (other than the Company and the Sun Times-Related Entities, as defined below) in which you now or hereafter have a controlling or material investment, and each of their respective subsidiaries and affiliates as may now or hereafter exist.  The term “Sun Times-Related Entities” refers to STMH, Inc., and its subsidiaries.  The term “Competing Business” refers to the business of operating a major daily newspaper within the Chicago metropolitan area.  For the avoidance of doubt, none of the Merrick-Related Entities shall be deemed to be engaged in a Competing Business solely by reason of the fact that such entity owns a direct or indirect equity interest in any Sun Times-Related Entity.

1.                                      Policies and Procedures Applicable to Directors of the Company.  The policies and procedures applicable to directors of the Company (as the same may be amended, revised or supplemented from time to time, the “Director Policies and Procedures”) including without limitation, the Code of Ethics and Business Conduct, the Board of Directors Communication Policy, and the Corporate Governance Guidelines will apply to you during your service as a director in the same manner as applicable to all other directors of the Company.  The provisions of this agreement will supplement, and not supersede, such obligations under the Director Policies and Procedures; provided, however, that if any express provision of this letter agreement conflicts with the provisions of the Director Policies and Procedures, then this letter agreement shall control.

Michael W. Ferro, Jr.

2.                                      Definition of Competitively Sensitive Proprietary Information.

a.                                For the purposes of this letter agreement, “Competitively Sensitive Proprietary Information” shall mean confidential, secret or trade secret, or proprietary information of any of the Tribune Entities or any of the Sun Times-Related Entities that relate to the Competing Business.  In furtherance of the foregoing, Competitively Sensitive Proprietary Information shall (1) include, without limitation, any (i) pricing, strategy/business plan, revenue, margin and cost information, and customer and supplier information relating to the Competing Business, and (ii) any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials that contain, reference, reflect or are based on any Competitively Sensitive Proprietary Information and (2) not include aggregate financial or other operating information regarding the Tribune Entities as a whole, or financial or other operating information regarding Tribune Entities other than Tribune Entities operating the Competing Business, provided such information does not separately state, identify or describe Competitively Sensitive Proprietary Information of the Tribune Entities operating the Competing Business (“Aggregate Information”).

b.                                      Notwithstanding the foregoing, Competitively Sensitive Proprietary Information shall not include information that: (i) was or becomes available to any Tribune Entities, on the one hand, or any Sun Times-Related Entities, on the other hand, on a non-confidential basis and other than through your appointment to the Board of the Company; or (ii) was or becomes available to the public (other than as a result of a breach by you).

3.                                      Treatment of Competitively Sensitive Proprietary Information.

a.                                We acknowledge and agree that (1) as a result of your prior activities on behalf of the Sun Times-Related Entities you may currently possess Competitively Sensitive Proprietary Information of the Sun Times-Related Entities; (2) you may have fiduciary or other confidentiality obligations to the Sun Times-Related Entities to maintain the confidentiality and not to use any such Competitively Sensitive Proprietary Information of the Sun Times-Related Entities, including in connection with your service as a director of the Company; (3) you shall keep any such Competitively Sensitive Proprietary Information of the Sun Times-Related Entities confidential and not disclose such information, directly or indirectly, to any of the Tribune Related Entities (including any of their respective shareholders, directors, officers, employees, members, managers, representatives, consultants or agents); and (4) nothing in this agreement, the Director Policies and Procedures, or your duties as a director of the Company shall obligate or require you to divest your indirect beneficial ownership in the Sun Times-Related Entities or disclose to, or use any Competitively Sensitive Proprietary Information of the Sun Times-Related Entities for any purpose on behalf of the Tribune Entities or in connection with the performance of your duties for the Tribune Entities.

Michael W. Ferro, Jr.

b.                                You acknowledge and agree that you will keep all Competitively Sensitive Proprietary Information of the Tribune Entities confidential and not disclose such information, directly or indirectly, to any Sun Times-Related Entities or Merrick-Related Entities (including any of their respective directors, officers, employees, members, managers, representatives, consultants or agents).

c.                                 We acknowledge and agree that, notwithstanding general confidentiality obligations to the Tribune Entities, you may, on a need-to-know basis, disclose Aggregate Information to any of the Merrick-Related Entities or such of their shareholders, directors, officers, employees, members, managers, representatives or advisors who are not also shareholders, directors, officers, employees, members, managers, representatives or advisors to the Sun Times-Related Entities, provided that you shall instruct any such recipient to first sign a non-disclosure agreement that obligates the recipient not to disclose such Aggregate Information to any Sun Times-Related Entities or any other third parties; and provided, further, that nothing in this paragraph shall affect or diminish any obligations under applicable law, including the securities laws.

d.                                You and we acknowledge and agree that if hereafter you have reason to believe that other individuals at any of the Tribune Entities, any of the Merrick-Related Entities or any of the Sun Times-Related Entities are disclosing or using Competitively Sensitive Proprietary Information of the other party in a manner that if disclosed or used by you in the same manner would violate the terms of the letter agreement, you may and should contact the Company’s General Counsel and the general counsels of the Merrick-Related Entities and Sun Times-Related Entities regarding these events.

4.                                      Related Party Matters.

a.                                You and we acknowledge that there exist certain business relationships (including, without limitation, certain printing and distribution agreements) between one or more Sun Times-Related Entities and one or more Tribune Entities, and that there may, in the future, be other such dealings or relationships (the “Related Party Matters”).  You and we acknowledge and agree that during the course of your service as a director of the Company, it would be inappropriate for you to receive confidential, secret or trade secret, or proprietary information of any of the Tribune Entities regarding one or more Related Party Matters (“Related Party Information”), and therefore the Company will withhold such Related Party Information from you and/or redact such Related Party Information from materials otherwise distributed to the directors of the Company; provided that you will be advised if information has been so withheld or redacted.  You further agree that if, notwithstanding the Company’s commitment to withhold or redact Related Party Information, you should inadvertently receive any Related Party Information, you will promptly return or destroy such information and not use or otherwise disclose such information to any third party.

b.                                You and we acknowledge and agree that you will remove and recuse yourself from any meetings, decisions or other communications if and to the extent that you believe that they relate or could relate to Related Party Matters or to competition between a Competing Business of the Tribune Entities and a Competing Business of the Sun Times-Related Entities.  Similarly, you shall remove and recuse yourself from any meetings, decisions or other communications if and to the extent that the Board, on advice of counsel, has determined that they relate or could relate to Related Party Matters or to competition between a Competing Business of the Tribune Entities and a Competing Business of the Sun Times-Related Entities.

Michael W. Ferro, Jr.

c.                                       You acknowledge and agree that, for so long as you are a director of the Company, you will (1) resign as a director of, and thereafter not serve as a director, officer or employee of, attend Board or Board Committee meetings or otherwise be involved in the operations of, any of the Sun Times-Related Entities; (2) not request, and shall take reasonable steps to prevent the receipt of, or other access to, Competitively Sensitive Proprietary Information of any of the Sun Times-Related Entities; and (3) cause each of Merrick Ventures, LLC and Merrick Venture Management, LLC and any of their respective affiliated successors and assigns (collectively, the “Merrick Holders”) to relinquish all voting rights that they now have or may later obtain with respect to the election of directors or managers of Wrapports, LLC or any of the Sun-Times Related Entities, or the ability to access or obtain any Competitively Sensitive Proprietary Information of any of the Sun-Times Related Entities, including causing each of the Merrick Holders to comply with (and to enforce their right to cause any other party to comply with) any agreement or understanding between or among them to implement the limitations and restrictions contemplated by this Section 4(c).  For the avoidance of doubt, this provision is not intended to preclude your receipt of aggregated financial information that (i) is necessary to protect your investment in Sun Times-Related Entities and (ii) in the judgment of the General Counsel of Wrapports, would not be relevant to decisions or judgments that you may make with respect to the Tribune Entities.

5.                                      Governing Law.  This letter agreement shall be governed in all respects by the Laws of the State of Illinois without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction.

Signature page follows.

If this letter agreement is acceptable to you, please acknowledge your understanding and agreement with the terms of this letter agreement by signing in the space provided below.

Very truly yours,

TRIBUNE PUBLISHING COMPANY

	By:	/s/ Jack Griffin
		Name:	Jack Griffin
		Title:	President and Chief Executive Officer

Accepted and Agreed
as of the date hereof:

/s/ Michael W. Ferro, Jr.
MICHAEL W. FERRO, JR.

SIGNATURE PAGE TO CONFIDENTIALITY AND RECUSAL AGREEMENT